Exhibit 99.1

FOR IMMEDIATE RELEASE

November 4, 2010

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS

FOR THIRD QUARTER AND FIRST NINE MONTHS 2010

Gillette, WY, November 4, 2010 — Cloud Peak Energy Inc. (NYSE:CLD), the third-largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company, today announced results for the third quarter 2010.

Highlights

•                  Adjusted Earnings Per Share of $0.60 and Adjusted EBITDA of $94.5 million, driven by higher prices, efficient operations and tight cost control.

•                  Reported net loss attributable to controlling interest of $6.6 million or $0.22 loss per share after non-cash charge of $25.1 million or $0.82 per share due to updated estimate of future liability under the Tax Receivable Agreement established at the time of the IPO.

•                  Strong domestic demand for PRB coal, resulting in near record production.

•                  Asian export shipments grew to 940,000 tons on strong Asian demand.

•                  Improved full year 2010 guidance.

Adjusted EBITDA (defined later) was $94.5 million, compared to $90.3 million in the prior year.  Third quarter 2010 income from continuing operations was $19.5 million, compared to $52.5 million in the third quarter of the prior year.  Third quarter 2010 income was reduced by non-cash, non operational charges totaling $25.1 million related to the estimated future liability to Rio Tinto under the Tax Receivable Agreement (“TRA”) established at the time of the IPO.  Adjusted Earnings Per Share (defined later) of $0.60 were reduced by $0.82 per share due to the impact of the TRA adjustments resulting in a reported earnings per share loss of $0.22.

“Operationally we had a strong third quarter with near record production to meet our customers’ increased coal demands.  We continued our focus on safety, efficiency improvement programs and cost control, the benefits of which are shown by our strong Adjusted EBITDA.  The business ran exceptionally well through the whole quarter,” said Colin Marshall, President and Chief Executive Officer of Cloud Peak Energy.

In the third quarter, the company recorded non-cash, non-operational charges totaling $25.1 million reflecting the increase in the estimated undiscounted future liability due to Cloud Peak Energy’s former parent Rio Tinto under the TRA and the corresponding change in the net value of the company’s deferred tax assets.  The TRA was put in place as part of the IPO to allocate 85 percent of any future cash tax benefits arising from a step up in tax basis in conjunction with the IPO to Rio Tinto and 15 percent to Cloud Peak Energy Inc.  The actual amounts to be paid under the TRA to Rio Tinto by Cloud Peak Energy Inc. are determined based on a calculation of cash income tax savings that the company actually realizes as a result of the tax basis increase that resulted from the IPO structuring transactions.  Periodically adjustments are made to the estimated liability under the TRA to reflect updated forecasts of the company’s future taxable income and these adjustments are reflected in Cloud Peak Energy’s operating results.  The third quarter 2010 increase in the estimated undiscounted future liability arose from the annual update of the life of mine plans which increased the estimate of future profitability over the lives of the company’s mines.

Operating Highlights

	Q3	Q3	First Nine Months	First Nine Months
	2010	2009	2010	2009
Tons Produced(1) (in millions)	25.1	24.1	70.4	68.0
Tons Sold (in millions)	26.1	27.4	72.8	77.7
Average revenue per ton(1)	$12.36	$11.92	$12.31	$11.96
Average cost of product sold per ton(1)	$8.36	$7.69	$8.41	$7.94

(1)  Represents the three company-operated mines

Third quarter 2010 Adjusted EBITDA of $94.5 million was $4.2 million higher than the third quarter of the prior year driven by higher domestic and export volumes, increased realized sales prices, and tight cost controls.

Production from the three company-operated mines in the third quarter of 2010 was 25.1 million tons compared to 24.1 million tons for the third quarter 2009.  The increase was due to stronger domestic demand for PRB coal following last year’s downturn and additional demand for exported coal from Asian utilities.

Third quarter 2010 revenues increased $15.2 million or 4.3 percent to $372.4 million from $357.2 million in the third quarter of 2009.  Average revenue per ton of coal sold from the company-operated mines in the third quarter of 2010 increased to $12.36 from $11.92 in 2009.

Costs were $8.36 per ton, compared to $7.69 per ton in the same period of 2009 resulting in a margin for the third quarter 2010 of $4.00 per ton.  The increase in unit costs was primarily due to higher royalties from the higher realized sales price, increased diesel prices and higher strip ratios.

Marshall said, “The operations ran well and productivity was high.  We were able to deliver near record production based on strong customer demand.  The efficiency gains we have made in recent years allowed us to deliver this extra tonnage at low incremental costs.”

Export volumes were 940,000 tons in the third quarter and 2.5 million tons for the first nine months of 2010 compared to 1.6 million tons for the full year 2009.  Export volumes are anticipated to exceed 3 million tons this year but could be limited by congestion at the Westshore export terminal.

During the first nine months of 2010, Cloud Peak Energy reported $1,025 million in revenue, $253.1 million in Adjusted EBITDA, $87.4 million in income from continuing operations, and $0.68 basic and diluted earnings per share from continuing operations.  In the first nine months of 2009 the company reported $1,061 million in revenue, $254.2 million in Adjusted EBITDA, and $147.3 million in income from continuing operations, and $2.45 basic and diluted earnings per share from continuing operations.

Health, Safety and Environment Record

According to Mine Safety and Health Administration (MSHA) data, during 2009 Cloud Peak Energy’s All Injury Frequency Rate (AIFR) of 0.66 was the lowest among the ten largest U.S. coal producers.  The company’s MSHA AIFR for the first nine months of 2010 was 0.66.  The three company operated mines have not received notice of any environmental violations under the Surface Mining Control and Reclamation Act (SMCRA) since October 2002.

In October 2010, the Antelope mine received a prestigious national reclamation award from the Office of Surface Mining and the National Mining Association.  This Excellence in Surface Mining Reclamation Award was received for successful shrub establishment on reclaimed land at the Antelope mine.  The mine was able to overcome the significant challenge in Wyoming terrain of establishing consistent diverse shrub growth, which will allow the land to be reclaimed to better than its pre-mining condition.

Balance Sheet and Cash Flow

Cash generated from operations through September 30, 2010, was $260.8 million.  Capital expenditures, excluding capitalized interest, through September 30, 2010, were $37.1 million including the Lease By Modification (LBM) awarded at Spring Creek mine and the purchase of 11 million tons of privately held coal.

Unrestricted cash on hand as of September 30, 2010, was $287.7 million.  Restricted cash, which secures a portion of the company’s future reclamation obligations, was $218.4 million.  During October, $36.4 million was released from restricted cash, helping raise total available liquidity to over $725 million at October 31, 2010.

The company’s long-term debt as of September 30, 2010, net of original issue discount, was $595.6 million for the senior notes.  Federal coal lease obligations were $121.8 million, as of September 30, 2010.

Marshall stated, “We continue to build our cash position which will enable us to fund additional coal leases, invest in our existing business and pursue new growth opportunities.  Our proportionally low long-term liabilities, both reclamation and employee related, combined with availability under our revolving credit facility, further enhance our balance sheet strength.”

Outlook

For 2010, Cloud Peak Energy is completely sold out and expects to deliver approximately 94 million tons with an estimated realized price of around $12.33 per ton.  For 2011, 92 million tons are currently contracted from the three company-operated mines.  Of this committed 2011 production, 81 million tons are under fixed price contracts.  Assuming a recent market price of $14.20 per ton for 8800 BTU coal and $11.60 per ton for 8400 BTU coal for unpriced tons, the estimated 2011 full-year weighted average realized price would be approximately $13.04 per ton.  For 2012, we currently have contracted 65 million tons from the three company-operated mines, of which 51 million tons are under fixed price contracts.

“With coal producing almost 50 percent of America’s electricity, we believe it’s not a matter of if coal will continue to be a major source of energy in the future but perhaps which coal.  PRB coal is among the lowest cost, lowest sulfur coals in the country.  In this time of increased regulation, environmental challenges, and pressure on cost, we believe PRB coal will be viewed favorably by domestic utilities and has continuing opportunities in the export markets.  Working with our customers, our sales strategy is to enter each year with our expected production essentially fully sold, which has consistently proven to be a prudent and profitable approach.  We are comfortable with our current contracted position for 2011 and, we will seek to contract our few unsold coal tons for 2011, as well as our unsold 2012 and 2013 tonnages at higher prices,” said Marshall.

Exports from the Spring Creek mine are expected to exceed 3 million tons this year, driven by the strong demand from the company’s Asian utility customers. The Spring Creek mine is one of the most northern mines in the PRB and benefits from a shorter haul to the Westshore export terminal.  Coal from the Spring Creek mine has favorable energy content compared to southern PRB mines.  These two factors allow for the opportunity to incrementally grow Cloud Peak Energy’s export business, assuming terminal capacity.

Marshall continued, “Our good quarter was a result of increased demand from utilities, focused cost controls and a dedicated work force. We are confident that we will deliver a strong full year 2010 as reflected in our improved full year guidance.”

Updated Guidance - 2010 Financial and Operational Estimates

The following table provides the company’s current outlook and assumptions for selected 2010 financial and operational metrics:

Item	Estimate or Estimated Range
Coal production for our three operated mines	Approximately 94 million tons
Committed sales with fixed prices	100% of estimated 2010 production
Anticipated realized price of produced coal	Approximately $12.33 per ton
Average cost of produced coal (1)	$8.40-$8.45 per ton
Additional operating income (2)	$25 - $35 million
Selling, general and administrative expenses	Approximately $65 million
Interest expense	Approximately $50 million
Depreciation, depletion, amortization and accretion	$115 - $120 million
Effective income tax rate (3)	22% - 26%
Capital expenditures (excludes federal coal leases) (4)	$60 - $90 million
Committed federal coal lease cash payments	$64 million

(1)          Represents average Cost of Product Sold for produced coal for our three operated mines.

(2)          Does not include $8.3 million contribution for first quarter 2010 from one significant broker sales contract which is now completed.

(3)          The company’s effective income tax rate is expected to be lower than the federal statutory rate of 35 percent primarily because Cloud Peak Energy Inc., the publicly traded parent company, provides for tax only on its controlling 51.7 percent share of income from Cloud Peak Energy Resources LLC.

(4)          Before capitalized interest.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on November 4, 2010, to review the results and current business conditions.  The call will be web cast live over the Internet from the company’s Web site at www.cloudpeakenergy.com under “Investor Relations.”  Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the web cast.  Interested individuals also can access the live conference call via telephone at 800-299-7089 (domestic) or 617-801-9714 (international) and entering pass code 68738521.

Following the live web cast, a replay will be available at the same URL on the company’s Web site for seven days. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 55595512. The telephonic replay will be available for seven days.

About Cloud Peak Energy™

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and other factors. Forward-looking statements may include, for example, (1) our outlook for 2010 and future periods for our company, PRB coal and the coal industry in general, and our 2010 operational and financial guidance; (2) anticipated improvements in overall economic conditions and demand by utilities; (3) prices for natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) operational plans for our mines; (7) our cost management efforts; (8) industry estimates of the EIA and other third party sources; (9) our transition to a stand-alone public company and related costs; (10) estimated Tax Receivable Agreement liabilities; and (11) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could adversely affect our future results include, for example, (a) future economic conditions; (b) demand for our coal by the domestic electric generation industry, export demand and the price we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) environmental, health, safety, endangered species or other legislation, regulations, court decisions or government actions, or related third-party regulatory legal challenges, including any new requirements affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations; (e) public perceptions, third-party regulatory legal challenges or governmental actions relating to concerns about climate change, including emissions restrictions and governmental subsidies that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (f) the impact of our IPO structuring and financing transactions and ability to successfully operate as a stand-alone public company; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently conduct our mining operations, (i) transportation availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights in a timely and cost-effective manner and the impact of third-party regulatory legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) the impact of direct and indirect competition from coal producers and competing sources of energy; (n) litigation and other contingent liabilities; and (o) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our 2009 Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or GAAP.  A quantitative reconciliation of Adjusted EBITDA to income from continuing operations and Adjusted EPS to EPS (as defined below) is found in the tables accompanying this release.

EBITDA represents income from continuing operations before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  For the periods presented in this release, the specifically identified items are the income statement impacts of:  (1) the tax agreement and (2) our significant broker contract that expired in the first quarter of 2010.

Adjusted EPS represents diluted earnings (loss) per share from continuing operations attributable to controlling interest (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA and described above.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations. Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of income from continuing operations. Adjusted EBITDA may also be used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary drastically from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance. Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations

###

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$372,364	$357,241	$1,024,960	$1,061,286
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	262,166	228,906	719,007	703,725
Depreciation and depletion	25,997	24,047	75,212	68,383
Amortization	—	8,519	3,197	24,770
Accretion	3,337	2,945	9,903	8,402
Selling, general and administrative expenses	16,514	19,564	47,159	49,075
Total costs and expenses	308,014	283,981	854,478	854,355
Operating income	64,350	73,260	170,482	206,931
Other income (expense)
Interest income	184	86	411	228
Interest expense	(11,404)	(61)	(36,186)	(1,007)
Tax agreement expense	(19,669)	—	(19,669)	—
Other, net	84	(50)	123	15
Total other expense	(30,805)	(25)	(55,321)	(764)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	33,545	73,235	115,161	206,167
Income tax provision	(14,712)	(21,256)	(30,212)	(59,888)
Earnings from unconsolidated affiliates, net of tax	683	511	2,499	989
Income from continuing operations	19,516	52,490	87,448	147,268
Income from discontinued operations, net of tax	—	20,343	—	42,790
Net income	19,516	72,833	87,448	190,058
Less: Net income attributable to noncontrolling interest	26,115	—	66,592	—
Net income (loss) attributable to controlling interest	$(6,599)	$72,833	$20,856	$190,058

Amounts attributable to controlling interest common shareholders:
Income (loss) from continuing operations	$(6,599)	$52,490	$20,856	$147,268
Income from discontinued operations	—	20,343	—	42,790
Net income (loss)	$(6,599)	$72,833	$20,856	$190,058

Earnings per common share attributable to controlling interest:
Basic and diluted
Income (loss) from continuing operations	$(0.22)	$0.87	$0.68	$2.45
Income from discontinued operations	—	0.34	—	0.72
Net income (loss)	$(0.22)	$1.21	$0.68	$3.17
Weighted-average shares outstanding	30,600,000	60,000,000	30,600,000	60,000,000

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share data)

	September 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$287,713	$268,316
Restricted cash	218,397	80,180
Accounts receivable, net	87,542	82,809
Due from related parties	2,898	8,340
Inventories	66,705	64,199
Deferred income taxes	1,738	280
Other assets	15,096	7,321
Total current assets	680,089	511,445
Property, plant and equipment, net	965,130	987,143
Intangible assets, net	—	3,197
Goodwill	35,634	35,634
Deferred income taxes	73,433	100,520
Other assets	38,858	39,657
Total assets	$1,793,144	$1,677,596
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$51,670	$57,304
Royalties and production taxes	134,302	102,912
Accrued expenses	66,014	47,763
Current portion of tax agreement liability	1,685	758
Current portion of federal coal lease obligations	54,394	50,768
Other liabilities	4,543	4,514
Total current liabilities	312,608	264,019
Tax agreement liability, net of current portion	66,555	53,751
Senior notes	595,592	595,321
Federal coal lease obligations, net of current portion	67,387	118,289
Asset retirement obligations, net of current portion	181,437	175,940
Other liabilities	29,249	24,798
Total liabilities	1,252,828	1,232,118

Equity
Common stock ($0.01 par value; 200,000,000 shares authorized; 31,511,755 and 31,449,002 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively)	315	314
Additional paid-in capital	258,875	251,083
Retained earnings	29,420	8,459
Accumulated other comprehensive loss	(6,591)	(6,951)
Total Cloud Peak Energy Inc. shareholders’ equity	282,019	252,905
Noncontrolling interest	258,297	192,573
Total equity	540,316	445,478
Total liabilities and equity	$1,793,144	$1,677,596

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from continuing operations
Operating activities
Income from continuing operations	$87,448	$147,268
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and depletion	75,212	68,383
Amortization	3,197	24,770
Accretion	9,903	8,402
Earnings from unconsolidated affiliates	(2,499)	(989)
Distributions of income from equity investments	15	4,000
Deferred income taxes	21,330	(3,160)
Stock compensation expense	5,379	548
Change in tax agreement liability	19,669	—
Other, net	2,850	226
Changes in operating assets and liabilities:
Accounts receivable, net	(4,733)	(1,939)
Inventories	(2,445)	(7,473)
Due to or from related parties	5,442	93,128
Other assets	(7,762)	(2,759)
Accounts payable and accrued expenses	51,837	23,502
Asset retirement obligations	(4,005)	(2,942)
Net cash provided by operating activities from continuing operations	260,838	350,965
Investing activities
Purchases of property, plant and equipment	(56,129)	(88,219)
Return of restricted cash	80,180	—
Restricted cash deposit	(218,397)	—
Proceeds from sales of assets	1,469	143
Cash advances to affiliate	—	(259,660)
Net cash used in investing activities from continuing operations	(192,877)	(347,736)
Financing activities
Repayments on other long-term debt	(47,276)	(65,313)
Distributions to Rio Tinto	(1,288)	(241)
Net cash used in financing activities from continuing operations	(48,564)	(65,554)
Net cash used in continuing operations	19,397	(62,325)
Cash flows from discontinued operations
Net cash from operating activities	—	69,799
Net cash from investing activities	—	(5,090)
Net cash provided by discontinued operations	—	64,709
Net increase (decrease) in cash and cash equivalents	19,397	2,384
Cash and cash equivalents at beginning of period	268,316	15,935
Cash and cash equivalents at end of period	$287,713	$18,319

 CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(dollars in thousands)

Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income from continuing operations	$19,516	$52,490	$87,448	$147,268
Interest income	(184)	(86)	(411)	(228)
Interest expense	11,404	61	36,186	1,007
Income tax provision	14,712	21,256	30,212	59,888
Depreciation and depletion	25,997	24,047	75,212	68,383
Amortization (1)	—	8,519	3,197	24,770
Accretion	3,337	2,945	9,903	8,402
EBITDA	$74,782	$109,232	$241,747	$309,490
Tax agreement expense	19,669	—	19,669	—
Expired significant broker contract (1)	—	(18,931)	(8,324)	(55,285)
Adjusted EBITDA	$94,451	$90,301	$253,092	$254,205

(1)          The impact of the expired significant broker contract on the Statement of Operations is a combination of net income and the amortization expense related to the contract.  All amortization expense for the periods presented was attributable to the significant broker contract.

Adjusted EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Diluted earnings (loss) per common share attributable to controlling interest	$(0.22)	$0.87	$0.68	$2.45
Expired significant broker contract	—	(0.17)	(0.17)	(0.51)
Tax agreement expense	0.64	—	0.64	—
Change in net value of deferred tax assets (2)	0.18	—	0.18	—
Adjusted EPS	$0.60	$0.70	$1.33	$1.94
Weighted-average shares outstanding	30,600,000	60,000,000	30,600,000	60,000,000

(2)          Related adjustments to our deferred tax assets, net of valuation allowance, as a result of the increase in tax agreement liability are recorded through income tax expense.